Exhibit 10.02
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This SECOND AMENDMENT (this “Amendment”) is made as of the 10th day of January, 2006 between Fisher Scientific International Inc., a Delaware corporation having its primary place of business at Liberty Lane, Hampton, New Hampshire 03842 (the “Company”) and Paul M. Meister (the “Executive”).
     The Company and the Executive entered into an Amended and Restated Employment Agreement as of the 31st day of December, 2003, as amended as of August 2, 2005 (the “Employment Agreement”). The Company and the Executive have agreed to amend the provisions of the Employment Agreement dealing with the definition of Good Reason. Accordingly, the Employment Agreement is hereby amended, as set forth below:
     1. Section 4(c) of the Employment Agreement is hereby amended and restated in its entirety to read:
     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason at any time within 90 days after the Executive first has actual knowledge of the occurrence of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
     (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status and offices), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;
     (ii) any adverse change to the Executive’s title or reporting lines or relationships, including a change in the individual who is currently serving as the Company’s Chief Executive Officer;
     (iii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement;
     (iv) the Company’s (1) requiring the Executive to be based at any office or location other than as provided in Section 2 hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date or (2) relocating its principal executive offices to a location more than 25 miles from their location on January 10, 2006;
     (v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;
     (vi) the occurrence of a Change in Control of the Company, as defined in the Company’s 2005 Equity and Incentive Plan, as in effect on January 10, 2006;
     (vii) any delivery by the Company of a Notice of Non-Extension; or

     (viii) any failure by the Company to comply with and satisfy Section 9 of this Agreement.
For purposes of this Section 4(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
     2. Except as expressly provided in this Amendment, the terms and provisions of the Employment Agreement shall remain in full force and effect.
     The Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

FISHER SCIENTIFIC INTERNATIONAL INC.

/s/ Paul M. Meister	By:	/s/ Kevin P. Clark

PAUL M. MEISTER		KEVIN P. CLARK

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